Free Writing Prospectus
Filed Pursuant to Rule 433
Dated January 23, 2024
Registration Statement Nos. 333-268757 and 333-268757-06

***PRICING DETAILS*** $629.508mm Exeter Automobile Receivables Trust 2024-1 (EART 2024-1)

Joint Bookrunners : J.P. Morgan (struc), BNP, Wells Fargo
Co-Managers : Citi, Citizens, Deutsche Bank

TOTAL AVAIL
CL	AMT($MM)	AMT($MM)	WAL	MDY/FITCH	P.WIN	E.FNL	L.FNL	BENCH	SPREAD	YLD%	CPN%	$PX
A1	63.000	59.850	0.13	P-1/F1+	1-3	04/24	02/25	I-Curve	+20	5.580	5.580	100.00000
A2	147.380	140.011	0.59	Aaa/AAA	3-13	02/25	10/26	I-Curve	+45	5.600	5.53	99.99696
A3	78.960	75.012	1.30	Aaa/AAA	13-19	08/25	08/27	I-Curve	+70	5.372	5.31	99.99669
B	116.240	110.428	1.98	Aaa/AA	19-29	06/26	08/28	I-Curve	+98	5.357	5.29	99.98495
C	100.800	95.760	2.81	Aa3/A	29-39	04/27	05/30	I-Curve	+128	5.476	5.41	99.98842
D	99.720	94.734	3.73	Baa3/BBB	39-52	05/28	06/30	I-Curve	+180	5.917	5.84	99.98242
E	56.540	53.713	4.57	NR/BB	52-57	10/28	08/31	I-Curve	+395	8.021	7.89	99.99992

Expected Settle : 01/31/24 Registration : Classes A-D: SEC; Class E: 144A, Reg S
First Pay Date : 02/15/24 ERISA Eligible : Classes A-D: Yes; Class E: No
Expected Ratings : Moody's, Fitch Px Speed : 1.50% ABS to 5% Clean-Up Call
Ticker : EART 2024-1 Min Denoms : Classes A-D: $1k x $1k;
Bill & Deliver : J.P. Morgan Class E : $744k x $1k
Expected Pricing : PRICED Available Information:
CUSIPs : A1 30167PAA8 * Prelim Prospectus : Attached
A2 30167PAB6 * Ratings FWP : Attached
A3 30167PAC4 * Prelim OM : Attached
B 30167PAD2 * DealRoadshow.com : EART241
C 30167PAE0 * IntexNet/CDI : Separate Message
D 30167PAF7
E 30167PAG5

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The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 800-408-1016 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com.